UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Limbach Holdings, Inc.

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Limbach Holdings, Inc.

31 – 35th Street
Pittsburgh, Pennsylvania 15201

April 28, 2017

Dear Fellow Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Limbach Holdings, Inc. on Wednesday, June 7, 2017, at 10:00 a.m. (local time) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166.

Details about the business to be conducted at the Annual Meeting and other information can be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. As a stockholder, you will be asked to vote on two proposals.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please submit your proxy or voting instructions promptly.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in Limbach Holdings, Inc.

Sincerely,

/s/ Charles A. Bacon, III

Charles A. Bacon, III
President, Chief Executive Officer and Director

Limbach Holdings, Inc.

31 – 35th Street
Pittsburgh, Pennsylvania 15201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2017

The 2017 Annual Meeting of Stockholders of Limbach Holdings, Inc. (the “Annual Meeting”) will be held on Wednesday, June 7, 2017 at 10:00 a.m. (local time) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 for the following purposes:

1.	To elect Charles A. Bacon, III, David S. Gellman and Larry G. Swets, Jr. as Class A members of our Board of Directors, each to serve for a three-year term;
2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
3.	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record as of the close of business on April 28, 2017 are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own and whether you plan to attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card and returning it, or (iv) by attending the Annual Meeting in person.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically in the future, please follow the instructions on the proxy card.

By Order of the Board of Directors,

/s/ Charles A. Bacon, III

Charles A. Bacon, III
President, Chief Executive Officer and Director
April 28, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2017
This Notice of Annual Meeting and Proxy Statement and our 2016 Annual Report are available on our website at www.limbachinc.com under “Investor Relations — Financial Information”

i

Limbach Holdings, Inc.

31 – 35th Street
Pittsburgh, Pennsylvania 15201

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2017

This Proxy Statement is being furnished to our stockholders of record as of the close of business on April 28, 2017 in connection with the solicitation by our Board of Directors of proxies for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, on Wednesday, June 7, 2017, at 10:00 a.m. (local time), or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is May 3, 2017.

Unless we state otherwise or the context otherwise requires, references in this proxy statement to “we,” “our,” “us”, the “Company” or “Successor” are to Limbach Holdings, Inc., a Delaware corporation, together with our consolidated subsidiaries, following the consummation of the business combination we consummated on July 20, 2016, whereby we acquired all of the outstanding equity of Limbach Holdings LLC (the “Business Combination”), and any such references relating to periods prior to the Business Combination, including to “Limbach Holdings LLC” or “Limbach” refer to Limbach Holdings LLC, our accounting predecessor in the Business Combination. References to “1347 Capital” and “1347 Capital Corp.” are to our company prior to completion of the Business Combination when we were a blank check company with nominal operations. Upon the closing of the Business Combination, we changed our name to Limbach Holdings, Inc.

QUESTIONS AND ANSWERS ABOUT
THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on your proxy card to vote over the telephone or through the Internet.

How do I attend the Annual Meeting?

The Annual Meeting will be held at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 on Wednesday, June 7, 2017, at 10:00 a.m. (local time). For directions, contact our offices at (412) 359-2100. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 28, 2017, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On this record date, there were 7,454,491 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, a complete list of all stockholders on the record date will be available for examination by any stockholder at the Company’s offices at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. The list of stockholders will also be available at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 28, 2017 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 28, 2017 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.	To elect Charles A. Bacon, III, David S. Gellman and Larry G. Swets, Jr. as Class A members of our Board of Directors, each to serve for a three-year term; and
2.	To ratify the appointment of Crowe Horwath LLP (“Crowe”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	FOR election of the nominated slate of directors (see Proposal 1); and
•	FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (see Proposal 2).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If you have submitted a proxy and any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any one or more nominees you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote by proxy over the telephone or by internet, follow the instructions on the proxy card or voting instruction form you received. If voting by telephone or internet, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 6, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 28, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted, nor will your shares count toward the establishment of a quorum for the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter.

See below under “What are broker non-votes?” for more information. At the Annual Meeting, only Proposal 2 is considered to be a routine matter. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposal 1, but may vote your shares on Proposal 2.

What if I return a signed proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees to our Board of Directors and “For” Proposal 2. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for changing your vote.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2018 to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our bylaws no earlier than February 7, 2018 and no later than the close of business on March 9, 2018 to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. If next year’s annual meeting is called for a date that is before April 23, 2018 or after July 22, 2018, written notice of such proposal or nomination must be provided to our General Counsel to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201 no earlier than the opening of business on the 120th day before the date of next year’s annual meeting and no later than the later of (a) the close of business on the 90th day before next year’s annual meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of next year’s annual meeting is first made by the Company.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the election of directors (Proposal 1), votes “For,” “Withhold” and broker non-votes and, for the ratification of the appointment of our independent registered public accounting firm (Proposal 2), votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes, if applicable, will have no effect on the outcome of Proposal 1. Abstentions and broker non-votes, if applicable, will not be counted towards the vote total for Proposal 2, and thus will have no effect on the outcome of such proposal.

What are “broker non-votes”?

Under the rules of NASDAQ, which is the exchange on which we list our common shares, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Proposal 1 will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Because banks, brokers and nominees are permitted to vote uninstructed shares on Proposal 2, broker non-votes will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not count for purposes of determining the number of votes cast on Proposal 1. You should instruct your broker to vote your shares in accordance with directions you provide.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees for director receiving a plurality of the votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” will affect the outcome.
•	To be approved, Proposal 2, the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of the votes cast. Abstentions will have no effect on the outcome of this proposal.

What is the quorum requirement?

Holders of a majority of voting power of the Company’s issued and outstanding capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the Annual Meeting will have the power to adjourn the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The Notice of Annual Meeting and Proxy Statement and 2016 Annual Report are available on our website at www.limbachinc.com under “Investor Relations — Financial Information”.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors and is divided into three classes. The term of each directorship is three years, so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal.

At the Annual Meeting, our stockholders will vote to elect three current Class A directors, Charles A. Bacon, III, David S. Gellman and Larry G. Swets, Jr. The Class A directors will have a term expiring at the 2020 Annual Meeting of Stockholders. Information concerning each nominee for director is set forth below under “Directors and Executive Officers.”

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees for director receiving a plurality of the votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Broker non-votes, if applicable, will have no effect on the outcome of this proposal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF CHARLES A. BACON, III, DAVID S. GELLMAN AND LARRY G. SWETS,
JR. AS CLASS A MEMBERS OF OUR BOARD OF DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

CLASS A DIRECTOR NOMINEES
Terms Expiring at the Annual Meeting

Charles A. Bacon, III, 56

Charles A Bacon, III has served as the Chief Executive Officer, President and a Director of the Company since July 2016. He joined Limbach Holdings LLC in early 2004 as President and Chairman of the Board of Managers and Chief Executive Officer, and was also an owner of the company. In that role, he was responsible for the overall performance and strategic direction of the business. Prior to joining Limbach, Mr. Bacon was the President and CEO of the North and South American operations of Bovis Lend Lease. Starting as a superintendent in 1982, he worked his way through various management and leadership positions within the organization and was named President in 1996 and CEO in 1999. Mr. Bacon is also a founding member of the IIF CEO Forum, a group of construction executives that are dedicated to a goal of eliminating injuries within Limbach’s industry. He also supports the ACE Mentorship Program and sits on the Executive Committee of the ACE National Board, an opportunity to influence high school children to consider careers in the construction industry. He is also a member of the Construction Industry Round Table (CIRT), where he serves on the Executive Committee and as Treasurer. In addition to these associations, Mr. Bacon also serves on the Board of Industrial and Infrastructure Constructors USA, a general construction company headquartered in Pittsburgh, Pennsylvania and has been a member of the Young Presidents Organization since 1997. Mr. Bacon received his bachelors degree from Utica College of Syracuse University and has attended Advance Management Programs at Templeton School of Business, Oxford University and the Wharton School of Business at the University of Pennsylvania.

We believe that Mr. Bacon’s qualifications to serve on our board include: his unique perspective and understanding for Limbach’s business, culture and history, having led Limbach through many economic cycles and operational initiatives; his critical insights into Limbach’s operations, strategy and competition; his strong entrepreneurial skills, as wells as marketing, strategic, and operational expertise; and his in-depth knowledge of and key relationships in the construction industry.

David S. Gellman, 59

David S. Gellman co-founded FdG Associates, a New York-based private equity firm, in 1995 and currently serves as a Managing Director. Prior to his founding of FdG, Mr. Gellman had eleven years of private equity experience as a Managing Director at AEA Investors and with a family office. In addition to his investment activities, Mr. Gellman has served in an interim capacity as either Chief Executive Officer or Chief Financial Officer of several portfolio companies. Mr. Gellman began his business career in acquisition finance at Bankers Trust Company, where he was a founding member of the New York leveraged finance group. Mr. Gellman holds an AB from Cornell University and an MM degree from the Kellogg School of Management at Northwestern University. Mr. Gellman currently serves on the board of directors or managers of Limbach Holdings, USA Bouquet, and Infrastructure and Industrial Constructors USA, and has previously served on the board of directors or managers of Hercules Tire, Re Trans, Seabrook International, Sunrise Windows, A&R Logistics, DentaQuest Ventures, Industrial Controls Distributors, McGinnis Farms, Golf Galaxy, Vitamin Shoppe Industries and CBP Resources.

We believe that Mr. Gellman’s qualifications to serve on our board include: his significant experience in business combinations and acquisitions; his expertise in capital and debt markets which bring important strategic and financial insights to the board; and his in-depth understanding of the construction industry and Limbach’s historical business.

Larry G. Swets, Jr., 42

Larry G. Swets, Jr. has served as a director of the Company since July 2016 and served as a member of 1347 Capital’s board of directors and as its chairman from 2014 until the closing of the Business Combination in July 2016. Mr. Swets currently serves as Chief Executive Officer of Kingsway Financial Services Inc. (“Kingsway”), a publicly traded merchant bank. Beginning in July 2010, he served as the President and Chief

Executive Officer and, since September 2013, as a member of the board of directors of Kingsway. Prior to that, Mr. Swets served as Executive Vice President of Corporate Development for Kingsway from January 2010 to July 2010. Before joining Kingsway, in 2005, Mr. Swets founded Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry from which Mr. Swets separated in December 2009. Prior to his work at Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio Manager for Kemper Insurance from June 1997 to May 2005. At Kemper Insurance, he also evaluated business units, executed corporate transactions and divestitures, and developed financial projections and analysis for the company during its runoff stage. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is a member of the board of directors of Kingsway, 1347 Property Insurance Holdings, Inc., Atlas Financial Holdings, Inc. and Itasca Capital Ltd. He is currently a member of the Young Presidents’ Organization. Previously, he served as a member of the board of directors of United Insurance Holdings Corp. from 2008 to March 2012 and Risk Enterprise Management Ltd from November 2007 and May 2012. Mr. Swets obtained a bachelor’s degree from Valparaiso University and a Master’s degree in finance from DePaul University. He also holds the Chartered Financial Analyst designation.

We believe that Mr. Swets’ qualifications to serve on our board include his more than ten years of executive management and leadership experience with a publicly traded company, as well as his extensive knowledge of our business and corporate history.

CLASS B DIRECTOR REMAINING IN OFFICE
Term Expiring at the 2018 Annual Meeting of Stockholders

Norbert W. Young, 69

Norbert W. Young has served as the Executive Vice President of Lehrer, LLC since 2015. Prior to accepting this position, Mr. Young served as a consultant to Lehrer, where he focused on providing advisory services to clients for the implementation of capital projects. In this capacity, Mr. Young uses his 40 years of construction industry experience to provide clients with strategic planning, business transformation and project controls guidance in the construction industry. From 2009 to 2013, Mr. Young provided consulting services as managing director of Duck Cove Associates LLC, where he advised clients on supply chain, engineering software and engineering services issues. Previous to such positions, Mr. Young was President of McGraw Hill Construction from 1999 until 2009. Prior to joining McGraw Hill Construction, he spent eight years with the Bovis Construction Group, a global leader in the management of high profile construction projects.

We believe that Mr. Young’s qualifications to serve on our board include his extensive experience and expertise in the construction industry and his critical industry insights.

CLASS C DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2019 Annual Meeting of Stockholders

Gordon G. Pratt, 55

Gordon G. Pratt has served as the chairman of the board of the Company since July 2016 and served as a director and held the roles of president, chief executive officer and vice chairman of the board of directors of 1347 Capital from 2014 until the completion of the Business Combination in July 2016. From March 2014 to June 2016, Mr. Pratt served as Chairman of the Board of 1347 Capital LLC, a private investment advisory firm. Since March 2004, Mr. Pratt has been Managing Member of Fund Management Group LLC, a private holding company organized in Connecticut and headquartered in Florida. From June 2004 to April 2006, he served as the Senior Vice President, Finance of the Willis Group in New York and London. Prior to the Willis Group, he was an equity holder and Managing Director of Hales Capital Advisors LLC (1999 to 2004) and the co-founder and Managing Partner of Distribution Partners Investment Capital L.P., a private equity fund focused on the insurance industry (1999 to 2010). Mr. Pratt was appointed to the board of directors of Atlas Financial Holdings, Inc. (Nasdaq: AFH), or Atlas, in December 2010, and, since January 2011, has served as chairman of the board of directors of Atlas (and on the audit and compensation committees). In addition, Mr. Pratt was appointed to the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), or PIH, in November 2013 and has served as the chairman of PIH’s board since his appointment. Mr. Pratt has been a member of its audit committee since December 2013. He previously served as Vice Chairman of the board of United Insurance Holdings Corp. (Nasdaq: UIHC) (from September 2008 to March 2012) and as Vice Chairman of the board of privately-held Avalon Risk Management Insurance Agency LLC (from October 2009 to October 2012). Mr. Pratt also served as a member of the board of directors of United Property & Casualty Insurance Company (from September 2008 to March 2012) and as Chairman of the boards of directors for FMG Acquisition Corp. (OTC: FMGQ) (from May 2007 to September 2008) and of privately-held Risk Enterprise Management Limited (from November 2007 to May 2012). Before joining Hales, Mr. Pratt was a Senior Vice President and a member of the management committee of Conning & Company (1992 to 1999), where he helped to raise and invest capital for three Conning Private Equity funds. He began his career at The Chase Manhattan Bank, N.A. in New York. Mr. Pratt obtained a bachelor’s degree from Cornell University and a Master of Management degree from Northwestern University.

We believe that Mr. Pratt’s qualifications to serve on our board include his more than 25 years’ experience in insurance company financial statement analysis and assessment; and his experience serving as chairman or vice chairman on the boards of directors of other publicly-traded and privately held insurance enterprises.

S. Matthew Katz, 41

Mr. Katz is currently employed as a Director at Crestline Investors, a private investment firm, where he has worked since 2015. He was previously employed by FdG Associates where he was a Managing Director from 2009 to 2015. Prior to joining FdG as an Associate in 2000, he was an Analyst in investment banking with Lehman Brothers. Mr. Katz currently serves on the Boards of Directors or Managers of Limbach Holdings, Infrastructure and Industrial Constructors USA, MMFX Technologies and Sustainable Color Packaging Group of America. He has previously served on the Boards of Directors of Vintage Nurseries, River Ranch Fresh Foods, Seabrook International, Sunrise Windows and ASW Steel. He holds a B.A. from Williams College.

Mr. Katz’s qualifications to serve on our board include: his experience in business combinations and acquisitions, as well as consulting with portfolio companies across a wide breadth of industries; his significant financial and operational insights; and his long experience with Limbach and its management team, having participated in FdG’s original acquisition of Limbach in 2002.

Executive Officers

Our current executive officers are as follows:

Name	Age	Title
Charles A. Bacon, III	56	President, Chief Executive Officer and Director
John T. Jordan, Jr.	53	Chief Financial Officer
Kristopher Thorne	52	Chief Operations Officer

Mr. Bacon’s biographical information is set forth above on page 8. The following is biographical information for our other executive officers.

John T. Jordan, Jr.

John T. Jordan, Jr. has been the Company’s Chief Financial Officer since July 2016. In the past 31 years, he has worked with general and specialty contractors within the construction industry, most recently serving as Chief Financial Officer of Limbach, a position he has held since April 2015. In 2011, Mr. Jordan started MSJ Consulting, LLC (“MSJ”) to serve the construction industry as an outsourced CFO serving general and specialty contractors, suppliers, banks, and sureties. Mr. Jordan worked for MSJ until April 2015. Mr. Jordan has an Accounting Degree from the University of Delaware and a Master’s in Management Degree from Penn State University. He has successfully completed the CPA exam and the CCIFP exam. He is an active member of the Construction Financial Management Association (CFMA) and has served on local and national CFMA committees. Mr. Jordan has been published in Building Profits, a CFMA publication, and has spoken at CFMA local and national events. He is a former President of the Board of Providence Academy, a private Christian school in Leesburg, VA, and previously served on YMCA, Operation Homefront, and other Church Boards.

Kristopher Thorne

Kristopher Thorne has been the Company’s Chief Operations Officer since July 2016. He joined Limbach in 1988, and most recently served as Chief Operations Officer of Limbach’s union subsidiary businesses. In that role, he oversaw aspects of Limbach’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. Thorne is an accomplished senior executive with proven success, extensive experience and expertise in all aspects of the mechanical contracting/service industry. Prior to assuming the responsibilities of Limbach’s Chief Operations Officer, he led the Michigan business unit as the SVP/Branch Manager since 2007. Mr. Thorne holds a Bachelor of Arts in Business Administrative from University of Toledo and a Bachelor of Science in Energy Management from Ferris State University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Pursuant to NASDAQ listing standards, a majority of the members of our Board of Directors (the “Board”) must qualify as “independent,” as affirmatively determined by our Board of Directors. Consistent with this requirement, based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board of Directors reviewed all relevant identified transactions or relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Messrs. Gellman, Swets, Katz, Pratt and Young meets the standards of independence under the applicable NASDAQ listing standards. In making this determination, our Board of Directors found all of our directors (other than Mr. Bacon, our President and Chief Executive) to be free of any relationship that would impair his individual exercise of independent judgment with regard to us. Our Board of Directors has also determined that each member of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under NASDAQ Rule 5605(a)(2).

Board Leadership Structure

Our Board believes it is important to maintain flexibility as to the Board’s leadership structure, but firmly supports maintaining a non-management director in a leadership role at all times, whether as non-executive Chairman or Lead Director. Under our current structure, Mr. Pratt serves as non-executive Chairman and as such we do not have a Lead Director because we believe that it is unnecessary. As Chairman of our Board of Directors, Mr. Pratt has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.

We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs and is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our President and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board of Directors and its committees.

The Board of Directors held a total of six meetings in 2016. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each of our standing Board committees is posted on our website at www.limbachinc.com under “Investor Relations — Governance”. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2016. The Board also has regularly scheduled executive sessions at which only independent directors are present.

Prior to the Business Combination, our Board had an Audit Committee and a Compensation Committee. The following tables provide membership and meeting information for 2016 for each of our Board committees before and after the Business Combination:

The following table provides pre-Business Combination and post-Business Combination membership and meeting information for each of these Board committees.

Pre-Business Combination

Name	Audit	Compensation
Gordon G. Pratt
Larry G. Swets
John T. Fitzgerald	X	X*
Joshua Horowitz	X*	X
Leo Christopher Saenger III	X	X
Total meetings in 2016	2	0

*	Committee Chairman

Post-Business Combination

Name	Audit	Compensation	Nominating and Corporate Governance
Charles A. Bacon, III
Gordon G. Pratt, Board Chairman		X
David S. Gellman			X*
S. Matthew Katz	X
Norbert W. Young	X	X*
Larry G. Swets	X*		X
Total meetings in 2016	2	2	0

*	Committee Chairman

Below is a description of each committee of our Board of Directors.

Audit Committee

Each member of the Audit Committee is financially literate and our Board of Directors has determined that Larry G. Swets qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our Audit Committee include:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements;
•	reviewing analyses prepared by management or the independent auditor concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;

•	assuring the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related party transactions;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing (subject to stockholder approval, if deemed advisable by the Board) the independent auditor; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

The Compensation Committee is responsible for overseeing matters relating to compensation of our Chief Executive Officer and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The functions of our Compensation Committee include:

•	reviewing and approving our compensation philosophies and policies;
•	reviewing and making recommendations to the Board regarding all compensation of our Chief Executive Officer and all other executive officers;
•	approving grants of options and other equity awards to executive officers, directors and all other eligible individuals;
•	making recommendations to the Board regarding director compensation; and
•	monitoring and assessing risks associated with our compensation policies.

Compensation Committee Interlocks and Insider Participation

Mr. Pratt was the president and chief executive officer of 1347 Capital until the completion of the Business Combination in July 2016. No other member of the Compensation Committee is, or was during the 2016 fiscal year, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of our Compensation Committee during 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The functions of our Nominating and Corporate Governance Committee include:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;
•	advising the Board with respect to the Board composition, procedures and committees, including establishing criteria for annual performance evaluations of the Board committees by the Board;
•	advising the Board with respect to proposed changes to the Company’s certificate of incorporation, bylaws and corporate governance policies;
•	reviewing annually the Company’s Code of Ethics;
•	advising the Board with respect to communications with the Company’s stockholders; and
•	evaluating any requests for waivers from the Company’s Code of Ethics and considering questions of conflicts of interest of Board members and the Company’s senior executives.

Director Nominations

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the Nominating and Corporate Governance Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders to be potential director nominees. Stockholders wishing to nominate a candidate for consideration by the Nominating and Corporate Governance Committee as a director nominee should provide the name of any recommended candidate, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the General Counsel of the Company at 31 – 35th Street, Pittsburgh, Pennsylvania 15201, and otherwise follow the Company’s nominating process summarized above under “Questions and Answers about these Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?” and more fully described in the Company’s bylaws. The Nominating and Corporate Governance Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated. The general criteria the Nominating and Corporate Governance Committee consider important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all Limbach stockholders; (vi) legal and NASDAQ listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity in making its recommendations, in considering the foregoing criteria, the Nominating and Corporate Governance Committee seeks to have a Board of Directors that reflects diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the Board of Directors’ governance of the Company, and reviews its effectiveness in achieving such diversity when assessing the composition of the Board of Directors.

The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and
•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by our General Counsel to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board Chairman, the Board or such director on a periodic basis.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is available on our website at www.limbachinc.com under “Investor Relations — Governance Documents”.

Director Compensation

We have adopted a compensation program for non-employee directors. The non-employee director compensation program is intended to fairly compensate each of our non-employee directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board.

Cash compensation.  Our non-employee directors are entitled to receive annual cash compensation in the amount of $60,000 per calendar year for their services on the Board. Our Board Chairman is entitled to receive an additional $20,000 per calendar year for his or her service as Chairman. The Chair of our Audit Committee is entitled to receive an additional $10,000 per calendar year for his or her service as Chairman of that committee.

Equity compensation.  Our non-employee directors are eligible to receive equity-based awards as compensation for their services as directors, although no such compensation was paid during the 2016 fiscal year.

The table below provides summary information concerning compensation paid or accrued by us to or on behalf of our non-executive directors for services rendered from July 20, 2016, the date we completed our Business Combination, through December 31, 2016. Prior to the Business Combination, 1347 Capital did not pay compensation to the members of the board of directors for their services on the Board.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Gordon G. Pratt	35,652	___	35,652
David S. Gellman	26,739	___	26,739
S. Matthew Katz	26,739	___	26,739
Norbert W. Young	26,739	___	26,739
Larry G. Swets, Jr.	31,196	___	31,196

EXECUTIVE COMPENSATION

Summary Compensation Table for 2016

The following table shows the compensation earned or received during 2016 and 2015 by each of our named executive officers for the years indicated (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K), as well as Mr. Pratt and Mr. Baqar, who served as the Chief Executive Officer and Chief Financial Officer, respectively, of 1347 Capital from July 2014 until their resignation from such positions upon the closing of the Business Combination. Compensation paid to Messrs. Bacon, Jordan and Thorne prior to the consummation of the Business Combination was paid by our predecessor, Limbach Holdings LLC.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles A. Bacon, III Chief Executive Officer and President	2016	572,372	—	—	—		549,743	—	1,122,115
	2015	530,400	—	—	—		477,360	—	1,007,760
John T. Jordan, Jr.(4) Chief Financial Officer	2016	308,000	—	—	—		159,222	12,000	479,222
	2015	204,615	20,000	—	392,000	(5)	110,323	8,185	735,122
Kristopher L. Thorne(6) Chief Operations Officer	2016	320,000	—	—	—		191,296	12,000	523,296
	2015	261,919	—	—	666,900	(5)	132,027	11,000	1,071,846
Gordon G. Pratt(7) Former Chief Executive Officer	2016	—	—	—	—		—	—	—
	2015	—	—	—	—		—	—	—
Hassan R. Baqar(7) Former Chief Financial Officer	2016	—	—	—	—		—	—	—
	2015	—	—	—	—		—	—	—

(1)	Amounts set forth in this column represent the aggregate grant date fair value of equity options granted to the named executive officers during the year computed, in accordance with Accounting Standards Codification Topic No. 718 (“ASC 718”). The assumptions used in calculating the aggregate grant date fair value of the equity options reported in this column are set forth in Note 21 to our consolidated financial statements included in the 2016 Form 10-K. The amounts reported in this column reflect the accounting cost for these equity options, and do not correspond to the actual economic value that may be received by the named executive officers from the equity options.
(2)	Non-equity Incentive Plan Compensation earned for 2016 and 2015 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals.
(3)	Amounts reflect auto allowances paid to Messrs. Jordan and Thorne.
(4)	Mr. Jordan was hired on April 27, 2015.
(5)	Amounts reflect grant of 2015 equity options. No options were granted in 2016.
(6)	Mr. Thorne became COO June 1, 2015. Prior to his appointment, Mr. Thorne was the branch manager for our Michigan operations.
(7)	Mr. Pratt was the Chief Executive Officer and Mr. Baqar was the Chief Financial Officer of 1347 Capital from July 2014 until July 20, 2016, at which time they resigned from their positions upon the closing of the Business Combination.

Narrative Disclosure to Summary Compensation Table

Compensation Determinations

This section explains the base salary and other benefits and perquisites provided to the named executive officers in 2016 and 2015, other than for Messrs. Pratt and Baqar, who did not receive any compensation from the Company, as their services were provided to 1347 Capital prior to the consummation of the Business Combination. Prior to the Business Combination, the Board of Managers of Limbach Holdings LLC

(the “Board of Managers”) determined the overall named executive officer compensation philosophy and related matters. Following the Business Combination, our Compensation Committee is charged with recommending executive compensation packages to our board.

Base Salary

The Board of Managers determined the base salaries for each of the named executive officers, and most recently, in compliance with the employment agreements referenced below. Annual base salaries were paid in cash and the amounts were reviewed annually by the Board of Managers whereupon recommendations of increases were made after such evaluations.

Cash Incentive Plans

Limbach Holdings LLC’s Cash Incentive Plans were designed to reward employees for their contribution to Company profitability and strategic initiatives, and to incentivize them to continue improving performance in future years. The incentive plans were administered by the Board of Managers and bonuses were paid in cash. All named executive officers were eligible to participate in the plan and receive a performance agreement at the beginning of each plan year. The performance agreement defined (1) the target award, (2) company financial performance goals, and (3) all individual goals. The performance agreement also defined the calculation of the award, weighting of the goals, and all other administrative provisions. The Board of Managers, at the beginning of the plan year, determined the target award for each named executive officer (described as a percentage of base salary), confirmed performance goal weights, and approved all individual goals to be included in the performance award. In connection with the closing of the Business Combination, our Cash Incentive Plans were terminated.

Agreements with Our Named Executive Officers

We have entered into a written employment agreement with Mr. Bacon setting forth the terms and conditions of his employment, which became effective upon consummation of the Business Combination. In addition, each of Messrs. Jordan and Thorne have executed offer letters, which set forth the terms of their employment. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “Potential Payments Upon Termination or Change of Control” below.

Employment Agreement with Charles A. Bacon, III

Concurrently with the signing of the agreement and plan of merger by and among 1347 Capital Corp. (now Limbach Holdings Inc.), Limbach Holdings LLC and FdG HVAC, LLC, as stockholders’ representative (the “Merger Agreement”) on March 23, 2016, we entered into the Employment Agreement with Mr. Bacon, which became effective upon consummation of the Business Combination. The Employment Agreement provides for an annual base salary of $600,000, subject to annual increases as determined by the Board of Directors. Mr. Bacon will be entitled, upon achieving certain performance goals to be determined by the Board of Directors, to an annual bonus in an amount determined by the Board of Directors not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon is also expected to be entitled to receive severance benefits if his employment is terminated either by the expiration of the term of the Employment Agreement, by the Company without “Cause,” as defined in the Employment Agreement, or by Mr. Bacon with “Good Reason,” as defined in the Employment Agreement, subject to execution of a full release in favor of the Company and its subsidiaries. The terms of such severance arrangement are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for John T. Jordan, Jr.

Pursuant to the terms of an offer letter dated March 18, 2015, Mr. Jordan entered into employment as Executive Vice President and Chief Financial Officer of our subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Jordan agreed to an annual base salary of $300,000, which may be increased annually, subject to the Board of Directors’ approval. Mr. Jordan also received a one-time signing bonus of $20,000 upon commencement of his employment, and will also be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board of Directors not to exceed 40% of his base salary. Mr. Jordan was also eligible to participate in Limbach’s 2006 Management Unit Option Plan (which plan was terminated upon the closing of the Business Combination), and received three grants totaling 100,000 unit options, which were convertible into Class C units of Limbach, subject to the terms and conditions of the 2006 Management Unit Option Plan. Mr. Jordan is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for Kristopher L. Thorne

Pursuant to the terms of an offer letter dated April 24, 2015, Mr. Thorne entered into employment as Executive Vice President and Chief Operations Officer of our subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Thorne agreed to an annual base salary of $310,000, which may be increased annually, subject to the Board of Directors’ approval. He will be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board of Directors not to exceed 50% of his base salary. Mr. Thorne was also eligible to participate in Limbach’s 2006 Management Unit Option Plan, and received three grants totaling 170,000 unit options, which were convertible into Class C units of Limbach, subject to the terms and conditions of the 2006 Management Unit Option Plan.

Mr. Thorne is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

Board of Directors Compensation

In 2016, Gordon G. Pratt, David S. Gellman, S. Matthew Katz, Norbert W. Young and Larry G. Swets, Jr. received $35,652, $26,739, $26,739, $26,739 and $31,196 in cash, respectively, as compensation for their services on our Board of Directors.

Equity Award Plans

Following the consummation of the Business Combination, all equity awards are now granted under the 2016 Plan (as defined below). Upon consummation of the Business Combination the 2006 Management Unit Option Plan was terminated, and all outstanding awards previously granted under the 2006 Management Unit Option Plan vested and were exercised.

2006 Management Unit Option Plan

Awards

The 2006 Management Unit Option Plan provided for the grant of options, which included nonqualified stock options and incentive stock options, to our employees or service providers. Nonqualified stock options granted under the 2006 Management Unit Option Plan were not intended to qualify as incentive stock options under Section 422 of the Code.

Plan Administration

The Board of Managers administered the 2006 Management Unit Option Plan, having authority to establish such regulations, provisions, procedures and conditions of awards were deemed advisable in the administration of the plan. All determinations of the Board of Managers were made in its sole discretion and were final, conclusive and binding on all interested parties.

Authorized Units

Subject to adjustment as described in the 2006 Management Unit Option Plan, there were 2,000,000 Class C Units for which options could be granted under the plan.

Eligibility

Employees, directors and consultants of Limbach were eligible to receive awards under the 2006 Management Unit Option Plan.

Terms of Options

Nonqualified stock options under the 2006 Management Unit Option Plan, as further set forth in the award agreements and the 2006 Management Unit Option Plan, were generally subject to time-vesting in accordance with the following schedule: 50% on the second anniversary of the grant date, and 25% on each of the third and fourth anniversaries of the grant date. In the event of a change in control, all unvested options immediately vested on the effective date of such change in control. Vested options could be exercised, immediately prior to or simultaneously with the consummation of a change in control, consummation of an initial public offering, or dissolution of the Company. Any option not exercised immediately prior to or in connection with a change in control was forfeited.

Exercise Price

The exercise price for all options granted under the 2006 Management Unit Option Plan was the fair market value of the underlying units on the grant date, as determined by the Board of Managers in good faith.

Term; Termination of Service

The options award agreements provided that the options expired on the tenth anniversary of the grant date but were subject to earlier termination upon termination of a participant’s employment or service. Upon a termination of employment due to the death of the option holder, all unvested options expired and vested options remained exercisable by the estate, subject to the Company’s right to repurchase such vested options during a one-year period. Upon a termination of employment or service for disability, by the Company without cause, or by the option holders’ voluntary resignation, all unvested options would terminate on the termination date and all vested options will terminate on the earlier of the end of the exercise period or the 30th day following an initial public offering. In such event, Limbach had the right, in its sole discretion, to purchase any vested options at the then fair market value and any units held by the participant at the then fair market value. Upon a termination of employment or service for cause, all options (whether vested or not vested) were forfeited and canceled as of the termination date.

Change in Control

The 2006 Management Unit Option Plan provided that, except as provided in the award agreements, in the event of a change in control, all unvested options would vest and all options would be exercisable immediately prior to the effective date of such change in control. All options not exercised prior to a change in control were forfeited unless otherwise determined by the Board of Managers. As a result, upon the closing of the Business Combination, all unvested options vested and all options were exercised immediately prior to the effective date of the Business Combination.

Limbach Holdings, Inc. 2016 Omnibus Incentive Plan

Upon the consummation of the Business Combination, the Limbach Holdings, Inc. 2016 Omnibus Incentive Plan, or the 2016 Plan, became effective, and all equity awards are now granted thereunder.

The principal purposes of the 2016 Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. The 2016 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Administration

The 2016 Plan is administered by our Board of Directors, who may in the future delegate such authority to our Compensation Committee for this purpose (referred to below as the plan administrator). The plan administrator has the power to determine the terms of the awards granted under the 2016 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2016 Plan.

Grant of Awards; Shares Available for Awards

Certain employees, directors and consultants are eligible to be granted awards under the 2016 Plan, other than incentive stock options, which may be granted only to employees. The Company has reserved 800,000 shares of its common stock for issuance under the 2016 Plan. The number of shares issued or reserved pursuant to the 2016 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock. With respect to any award to any one participant that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, (i) no more than 400,000 shares of our common stock will be granted in a fiscal year, (ii) no more than $2,000,000 will paid in cash with respect to a performance period of one year, and (iii) no more than $500,000 will be paid in cash with respect to a performance period greater than one year. In addition, the maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

Stock Options

Under the 2016 Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. Stock options are a variable component of compensation designed to incentivize the participants to grow the Company and to increase the value of our shares. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder with a fair market value equal to the exercise price.

Stock Appreciation Rights

The plan administrator may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights are a variable component of compensation designed to retain key employees. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares of our common stock (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the stock appreciation rights over the exercise price of the right.

Restricted Shares

The plan administrator may also grant restricted shares, which are awards of our shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to vote the restricted shares and/or receive dividends on such shares. Restricted shares are a variable component of compensation also available to retain key employees when deemed appropriate.

Restricted Stock Units

Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, we must deliver to the holder of the restricted stock unit, unrestricted shares of our common stock, which will be freely transferable. Restricted stock units are a variable component of compensation also designed to retain key employees when deemed appropriate.

Performance-Based Awards

Performance-based awards are denominated in shares of our common stock, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Performance-based awards are a variable component of compensation designed to reward key management for achieving annual performance goals. If the plan administrator determines that the performance-based award to an employee is intended to meet the requirements of “qualified performance-based compensation” and therefore may be deductible under Section 162(m) of the Internal Revenue Code, then the performance-based criteria upon which the awards will be based shall be with reference to any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of our common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or any combination of, or a specified increase in, any of the foregoing.

Change in Control Provisions

In connection with the grant of an award, the plan administrator may provide for the treatment of such award in the event of a change in control of the Company, including that, in the event of an involuntary termination of a participant’s employment by the Company in connection with a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and/or immediately exercisable.

Amendment and Termination

Our board of directors, or a committee thereof, may alter, amend, modify, or terminate the 2016 Plan at any time; provided that the approval of our stockholders will be obtained for any amendment to the 2016 Plan that requires stockholder approval under the rules of the stock exchange on which our common stock is then listed or in accordance with other applicable law. In addition, no modification of an award will, without the prior written consent of the participant, impair the rights of a participant under the 2016 Plan.

Compliance with Applicable Laws

The 2016 Plan is intended to be structured so that the Company can grant stock options and other performance-based awards that may qualify for an exemption from the deduction limitation contained in Section 162(m) of the Internal Revenue Code, to the extent that Section 162(m) is applicable. We intend for awards granted under the 2016 Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

Outstanding Equity Awards at 2016 Year-End

Our named executive officers had no outstanding equity-based awards as of December 31, 2016.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our named executive officers is eligible to receive certain benefits pursuant to his or her agreement with us described above under “Agreements with Our Named Executive Officers.”

Upon termination of Mr. Bacon’s employment, Mr. Bacon may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Bacon resigns with good reason or the Company terminates Mr. Bacon’s employment for reason other than cause, Mr. Bacon is entitled to receive to receive (i) severance payments equal to continued payment of his base salary for the longer of one year or the period beginning on the date of termination through the third anniversary of the effective date, and (ii) a prorated portion of any cash bonus payment earned during that year, provided that Mr. Bacon signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties. In the event Mr. Bacon resigns his employment without good reason, or Mr. Bacon’s employment terminates as a result of his death or disability, Mr. Bacon is entitled to receive the Accrued Obligations (as defined below), provided however, that in the event of Mr. Bacon’s termination by the Company for cause, the Accrued Obligations shall not include any unpaid annual cash bonus for the fiscal year preceding the termination year.

The “Accrued Obligations” include the following: (i) all previously earned and accrued, but unpaid, base salary, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) the annual cash bonus payable for any completed fiscal year, provided that such termination is not due to the Mr. Bacon’s resignation without good reason or by good faith resolution of the Board for cause; and (iii) certain other benefits contemplated by the agreement.

If Mr. Jordan’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for six months, and (ii) a prorated portion of any annual incentive plan payment earned during that year. Further, if a change in control occurs prior to the second anniversary of Mr. Jordan’s employment, and he is terminated by new ownership other than for his resignation, death, disability or good cause, he will receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any annual incentive plan payment earned during that year.

If Mr. Thorne’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year. Further, if a change in control occurs, and Mr. Thorne is involuntarily terminated without good cause, or he terminates his employment for good reason at the time of the change in control or twelve months following the change in control, he will be entitled to receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of April 28, 2017, by:

•	each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;
•	each named executive officer and each director; and
•	all of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial ownership of the Company’s common stock is based on 7,454,491 shares of the Company’s common stock issued and outstanding as of April 28, 2017.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock		Percent of Outstanding Common Stock
1347 Investors LLC(2)	4,317,098	(3)	47.4%
FdG Capital Partners LLC(4)	2,669,659	(5)	30.4%
Division of Investment, Department of Treasury, State of New Jersey(6)	694,000		9.3%
Larry G. Swets, Jr.(7)	4,327,098		47.5%
David S. Gellman(8)	2,669,659		30.4%
Charles A. Bacon, III(9)	383,322		5.0%
Gordon G. Pratt(10)	60,000		*
Norbert W. Young(11)	19,171		*
Kristopher Thorne(12)	3,796		*
John T. Jordan, Jr.	100		*
S. Matthew Katz	1,253		*
Hassan R. Baqar	10,000		*
All executive officers and directors as a group (8 individuals)	7,463,146		82.9%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each individual is 31 – 35th Street, Pittsburgh, Pennsylvania 15201.
(2)	Represents one hundred percent of the securities held by 1347 Investors. The managers of 1347 Investors are Larry G. Swets and D. Kyle Cerminara and acting by unanimous consent they exercise voting and dispositive control over the securities held by 1347 Investors. Accordingly, they may be deemed to share beneficial ownership of such securities. The securities held by 1347 Investors are pledged pursuant to loan agreements between 1347 Investors and certain lenders party thereto.

(3)	Represents (i) 2,843,515 shares of Common Stock, (ii) 800,000 shares of common stock issuable upon conversion of Preferred Stock, (iii) 149,167 warrants, each exercisable to purchase one-half of one share of common stock at $11.50 per whole share, (iv) 500,000 warrants, each exercisable to purchase one share of common stock at an exercise price of $15.00 per share and (v) 198,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share.
(4)	Represents one hundred percent of the securities held by FdG Capital Partners LLC (“FdG Capital”). Mr. Gellman is the sole member of the investment committee of the managing member of FdG Capital, and therefore, may be deemed to share beneficial ownership of these securities.
(5)	Represents (i) 1,356,355 shares of Common Stock, (ii) 525,322 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 787,982 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(6)	According to a Schedule 13G filed with the SEC on January 3, 2017, Division of Investment, Department of Treasury, State of New Jersey, holds sole voting power with respect to 694,000 shares of the Company’s common stock and sole dispositive power with respect to 694,000 shares of the Company’s common stock. The business address of Division of Investment, Department of Treasury, State of New Jersey is 50 West State Street, 9th Floor, P.O. Box 290, Trenton, New Jersey 08625-0290.
(7)	Represents securities held by 1347 Investors LLC (“1347 Investors”), of which Mr. Swets is a co-manager, as well as 10,000 shares of common stock held individually by Mr. Swets. The securities held by 1347 Investors are pledged pursuant to loan agreements between 1347 Investors and certain lenders party thereto.
(8)	Represents securities held by FdG Capital Partners LLC, over which Mr. Gellman, as the sole member of the investment committee of the managing member of FdG Capital Partners, LLC, may be deemed to share beneficial ownership.
(9)	Represents (i) 217,977 shares of Common Stock, (ii) 66,138 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 99,207 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(10)	Represents (i) 100,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share held by Fund Management Group LLC, of which Mr. Pratt is the managing member and controlling equity holder, and (ii) 10,000 shares of common stock held individually by Mr. Pratt.
(11)	Represents (i) 10,900 shares of Common Stock, (ii) 3,308 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 4,963 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(12)	Represents (i) 2,245 shares of common stock, (ii) 620 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 931 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2016, all Section 16(a) filing requirements were satisfied on a timely basis, except for the following: a late Form 4 was filed on December 15, 2016 on behalf of Larry G. Swets, Jr. reporting the disposition on September 2, 2016 of 247,833 warrants to purchase shares of common stock; a late Form 4 was filed on August 4, 2016 on behalf of Larry G. Swets, Jr. to report the acquisitions between July 14 and July 20, 2016 of 308,201 shares of common stock, 400,000 shares of Class A preferred stock, 397,000 warrants to purchase shares of common stock, and the dispositions of 31,000 shares of common stock and 100,000 warrants to purchase shares of common stock; a late Form 4 was filed on August 4, 2016 on behalf of 1347 Investors LLC to report the acquisitions between July 14 and July 20, 2016 of 308,201 shares of common stock, 400,000 shares of Class A preferred stock, 397,000 warrants to purchase shares of common stock and the dispositions of 31,000 shares of common stock and 100,000 warrants to purchase shares of common stock; a late Form 4 was filed on August 4, 2016 on behalf of Hassan Baqar reporting the acquisitions between July 14 and July 18, 2016 of 288,401 shares of common stock and the dispositions of 2,854,715 shares of common stock, 198,000 private rights and 798,000 warrants to purchase shares of common stock; a late Form 4 was filed on August 4, 2016 on behalf of 1347 Capital LLC reporting the acquisitions between July 14 and July 18, 2016 of 288,401 shares of common stock and the dispositions of 2,854,715 shares of common stock, 198,000 private rights and 798,000 warrants to purchase shares of common stock; and a late Form 4 was filed on July 6, 2016 on behalf of Gordon G. Pratt reporting the acquisition on July 1, 2016 of 3,000 warrants to purchase shares of common stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP (“Crowe”) to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Crowe has audited our financial statements for the year ended December 31, 2016 and BDO USA LLP (“BDO”) audited 1347 Capital’s financial statements for the year ended December 31, 2015.

Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of Crowe as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Crowe to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of Crowe. Abstentions will not have any effect on the outcome of this proposal.

Representatives of Crowe are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF CROWE AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2017.

AUDIT-RELATED MATTERS

Independent Registered Public Accounting Firm Fees

The following table shows the fees for professional services rendered to us by Crowe and BDO for services in respect of the year ended December 31, 2016 and to 1347 Capital by BDO for the fiscal year ended December 31, 2015.

	2016				2015
	Crowe		BDO		BDO
Audit Fees	$1,518,215	(1)	$15,000	(2)	$37,739 (3)
Audit-Related Fees	569,375	(4)	31,750	(5)	—
Tax Fees(6)	17,141		—		—
All Other Fees(7)	10,784		—		—
Total Fees	$2,115,515		$46,750		$37,739

(1)	Audit fees include fees associated with the annual audit, the audit of the opening balance sheet as of July 20, 2016, the review of our third quarter report on Form 10-Q, and fees related to registration statements.
(2)	Audit fees include fees associated with the review of our first and second quarter reports on Form 10-Q.
(3)	Audit fees were for the aggregate fees billed for professional fees rendered by BDO related to the audit of the 1347 Capital and the review of 1347 Capital’s quarterly financial statements during the fiscal year ended December 31, 2015.
(4)	Audit-related fees pertain to professional services for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit fees.” These services include services and consultations related to the Company’s 2016 business combination and related financial accounting and reporting standards.
(5)	Audit-related fees pertain to professional services for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit fees.” These services include services and consultations related to the Company’s registration statements.
(6)	Tax fees included fees for tax advice and tax planning.
(7)	All other fees consist of permitted services other than those that meet the criteria described above.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Crowe is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2016 and the independent registered public accounting firm’s assessment of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted,

AUDIT COMMITTEE
Larry G. Swets, Jr.
Norbert W. Young
S. Matthew Katz

The material in this report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Changes in Independent Registered Public Accounting Firms

On September 19, 2016, the Audit Committee of the Board of Directors dismissed BDO as the Company’s independent registered public accounting firm, effective immediately. The Audit Committee thereafter engaged Crowe as the Company’s independent registered public accounting firm on October 6, 2016. Prior to the Business Combination, Crowe served as Limbach Holdings LLC’s independent auditor.

During the period from April 15, 2014 (inception) to December 31, 2014, the year ended December 31, 2015 and the subsequent period through September 19, 2016, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of BDO on the balance sheets of the Company as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and period from April 15, 2014 (inception) to December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles except as follows:

“BDO’s report on the balance sheets of the Company as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and period from April 15, 2014 (inception) to December 31, 2014 contained a separate paragraph stating that “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, in the event that the Company does not consummate an initial business combination by July 15, 2016, the Company will cease all operations, except for the purpose of winding up, redeem all public shares outstanding and dissolve and liquidate. In addition, the Company has suffered recurring losses from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

The Company provided BDO a copy of the above disclosures and has requested that BDO furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated September 22, 2016, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on September 23, 2016.

During the Company’s fiscal years ended December 31, 2015 and 2014 and the subsequent period through October 6, 2016, the date the Company engaged Crowe, the Company did not consult with Crowe regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements. Crowe did not provide any written reports or oral advice considered by the Company in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

RELATED PERSON POLICY AND TRANSACTIONS

Related Person Transactions Policy and Procedures

Our Board of Directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Nominating and Corporate Governance Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant, the amount involved exceeds $50,000 and in which a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our Board of Directors set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for the Nominating and Corporate Governance Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Nominating and Corporate Governance Committee, among other things, (i) reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and updates the Nominating and Corporate Governance Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are excluded by our Nominating and Corporate Governance Committee under the policy. These excluded transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

Related Person Transactions

Other than as described below, during 2016 and 2015, the Company did not enter into any related person transactions.

Loan

In 2002, Limbach Management Holding Company, LLC (“LMHC”), a previous holder of 5% interest in Limbach, contributed capital of $4.0 million to Limbach, of which $1.0 million was evidenced by a note payable to Limbach. The interest on the note was 6% and it matured upon the earlier of the date of a change in control of Limbach, the date that is one year after the consummation of an initial public offering of Limbach, or the date on which there is a dissolution of Limbach. The note matured upon the consummation of the Business Combination and was fully repaid.

Management Services Agreement

Limbach was party to a Management Services Agreement with LMHC and FdG Associates LP, an affiliate of FdG, to perform certain advisory and consulting services. In consideration for such services, Limbach was charged a quarterly fee of $50,000 by LMHC and $250,000 by FdG Associates LP. The Management Services Agreement terminated in connection with the consummation of the Business Combination and no further fees are payable thereunder.

1347 Capital Related Person Transactions

In April 2014, 1347 Capital’s initial stockholders purchased an aggregate of 1,150,000 shares of 1347 Capital’s common stock which is subject to transfer restrictions (except to certain permitted transferees) under an escrow agreement until, (i) with respect to 50% of such shares, the earlier of (a) July 20, 2017 and (b) the date on which the closing price of the common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following July 20, 2016 and (ii) with respect to the remaining 50% of the shares, July 20, 2017.

On April 17, 2014, 1347 Investors LLC loaned to 1347 Capital an aggregate of $125,000 to cover expenses related to the initial public offering. The terms of this loan were amended and restated as of April 18, 2014. The loan was repaid without interest upon consummation of the Business Combination.

An affiliate of 1347 Investors LLC, from July 2014 through the closing of the Business Combination on July 20, 2016, made available certain general and administrative services, including office space, utilities and administrative support, as 1347 Capital required from time to time. 1347 Capital paid $10,000 per month for these services, which amount was paid upon the closing of the Business Combination.

In connection with the closing of the Business Combination, we issued 400,000 shares of preferred stock to 1347 Investors LLC, a significant stockholder of the Company, for a purchase price of $25.00 per share, or $10 million in the aggregate.

Registration Rights Agreement

In connection with the closing of the Business Combination, we entered into an amended and restated registration rights agreement, dated July 20, 2016, by and among the Company, 1347 Investors LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBird”), as amended on October 11, 2016, whereby we agreed to register the offer and sale from time to time, separately or together, of shares of our common stock issued pursuant to the Business Combination, shares of our common stock underlying the Merger Warrants, Additional Merger Warrants and Preferred Stock, shares of our common stock issued in a private placement prior to and concurrently with our initial public offering, and shares of our common stock underlying the Sponsor Warrants and $15 Exercise Price Warrants. The holders of these securities also have certain “piggy-back” registration rights with respect to registration statements we file, subject to certain limitations.

We are required under the terms of the amended and restated registration rights agreement to pay the expenses in connection with the exercise of these rights. In the event the registration statement we file to cover the offer and sale of these securities is not declared effective within 75 days after it is filed with the SEC, we may be required to pay additional interest to the holders as liquidated damages in the amount of 0.25% per annum of the 30-day volume weighted average price of the shares of our common stock.

Secondary Offering

On December 21, 2016, we and FdG Capital Partners LLC, a significant stockholder of the Company, completed a public offering of 1,780,500 shares of our common stock, at a price to the public of $13.50 per share, or $24,036,750 in the aggregate. The Company sold 1,405,500 shares, including 153,907 shares pursuant to the partial exercise of the underwriters’ overallotment option, and FdG Capital Partners LLC sold 375,000 shares in an underwritten secondary offering. We incurred approximately $632,000 of expenses in connection with the offering pursuant to the amended and restated registration rights agreement.

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to our General Counsel at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and the Annual Report are available on the Company’s website at www.limbachinc.com under “Investor Relations — Financial Information”. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record.  Stockholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the Company’s Investor Relations Department and tell us otherwise.

Beneficial Owners.  If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

By Order of the Board of Directors,

/s/ Charles A. Bacon, III

Charles A. Bacon, III
President, Chief Executive Officer and Director
April 28, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

LIMBACH HOLDINGS, INC.

2017 Annual Meeting of Stockholders

June 7, 2017, 10:00 A.M. Eastern time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES AND "FOR" PROPOSAL TWO.

1. To elect three Class A Directors to serve on the Company's Board of Directors until the 2020 annual meeting of stockholders and until their successors have been duly elected and qualified.

Election of Class A Directors:
(01) Charles A. Bacon, III
(02) David S. Gellman
(03) Larry G. Swets, Jr.

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
☐	☐	☐

***Instruction: To withhold authority to vote for any individual nominee, mark the "For all Except" box above and write that nominee's name on the line provided below.**

____

FOR	AGAINST	ABSTAIN
☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________, **2017.**

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

LIMBACH HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on June 7, 2017
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Charles A. Bacon, III and John T. Jordan, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Limbach Holdings, Inc., to be held June 7, 2017 at 10:00 a.m. Eastern Daylight Time at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)